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                                                                   EXHIBIT 12(a)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges



                                                  For the Three Months Ended
                                                             March 31,
                                                      1999           1998
                                                  ----------------------------
                                                  (In thousands, except ratio)

           Net income                                $ 904        $ 1,003

           Fixed charges:
                  Advisory fees                         31             31

           Total fixed charges                          31             31

           Earnings before fixed charges             $ 935        $ 1,034

           Fixed charges, as above                      31             31

           Ratio of earnings to fixed charges         30.2           33.4